PROSPECTUS

LEADING BRANDS, INC.

5,117,002 Common Shares

The persons listed in the section of this prospectus titled “Selling Shareholders" are offering for sale 5,117,002 common shares, no par value, of the Company, which includes 1,650,001 common shares issuable upon exercise of warrants issued to certain institutional investors and 167,000 common shares issuable upon exercise of warrants issued to the placement agent. The selling shareholders acquired the common shares offered by this prospectus in a private placement in August 2007 in reliance on exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). We are registering the offer and sale of the common shares to satisfy the registration rights that we have granted.

The selling shareholders will receive all of the proceeds from the sale of the common shares offered by this prospectus, less any brokerage commissions or other expenses incurred by them. We will not receive any proceeds from the sale of common shares by the selling shareholders. If any warrants are exercised (excluding warrants exercised on a cashless basis), we will receive the exercise price of the warrants after deducting any additional commissions owed to the placement agent involved in the private placement in August 2007 related to warrant exercises by certain selling shareholders.

The selling shareholders may offer the common shares from time to time, sell any or all of their common shares on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at market prices prevailing at the time of sale, at negotiated prices, or at fixed prices which may be changed. See “Plan of Distribution" beginning on page 20 in this prospectus.

Our common shares are traded on the NASDAQ Capital Market under the symbol “LBIX." On October 5, 2007, the last sale price of our common shares as quoted on the NASDAQ Capital Market was U.S.$2.99 per share.

This investment involves a high degree of risk. You should carefully consider the factors described under the caption “Risk Factors" beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our principal executive offices are located at 1500 West Georgia Street, Suite 1800, Vancouver BC, Canada V6G 2Z6. Our telephone number is (604) 685-5200.

The date of this prospectus is October 9, 2007.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the United States Securities and Exchange Commission (the “Commission”). You should rely only on the information provided in this prospectus. Neither we nor the selling shareholders listed in this prospectus have authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. The selling shareholders are offering to sell and seeking offers to buy common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common shares. Applicable Commission rules may require us to update this prospectus in the future.

Unless the context otherwise requires, throughout this prospectus the words “Leading Brands," the “Company,” “we," “us," and “our" refer to Leading Brands, Inc. and its subsidiaries.

Unless otherwise stated, all references to dollar amounts in this prospectus are stated in United States dollars.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere or incorporated by reference in this prospectus.

Private Placement

On August 9, 2007, we completed a private placement transaction in which we issued to certain institutional investors 3,300,001 common shares at $3.00 per share and 1,817,001 warrants to purchase common shares that resulted in aggregate gross proceeds to us of approximately $9.9 million before expenses. Each of these warrants is exercisable for one common share, beginning at any time on or after February 9, 2008 through February 9, 2013, at an exercise price of $3.95. If all of the warrants are ultimately exercised for cash, Leading Brands will receive additional proceeds of approximately $7.2 million, less any expenses incurred. The common shares were issued in a private transaction under Regulation D and were not registered under the Securities Act, or any state securities laws. Unless the common shares are registered, they may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. As such, we agreed to register for public resale the common shares and the common shares issuable upon exercise of the warrants issued to the purchasers in the private placement as well as shares issuable upon exercise of certain warrants that were issued to the placement agent involved in the private placement, all of which are reflected in the aggregate number of common shares and warrants listed above. All of the warrants issued to the placement agent possess the same terms as the warrants issued in the private placement, except that each warrant is exercisable beginning at any time on or after March 20, 2008. This prospectus has been prepared and the registration statement of which this prospectus is a part has been filed with the Commission to satisfy our obligations to the purchasers of the common shares and warrants in the private placement and the placement agent involved in the private placement. Accordingly, this prospectus covers the resale by certain selling shareholders of the common shares and the common shares issuable upon exercise of the warrants issued in the private placement and the resale by the placement agent of the common shares issuable upon exercise of the warrants that were issued to the placement agent involved in the private placement.

About Leading Brands, Inc.

We are listed on the NASDAQ Capital Market under the symbol “LBIX."

Our principal executive offices are located at 1500 West Georgia Street, Suite 1800, Vancouver BC, Canada V6G 2Z6. Our telephone number is (604) 685-5200.

Leading Brands and its subsidiaries are engaged in beverage brand development, bottling, food and beverage distribution, sales, merchandising, brand licensing and brand management throughout Canada and the United States. The Company is a fully integrated healthy beverage company with a broad distribution network that supports company brands and a range of complementary products from other brand owners. It is also a producer and distributor of private label products and a co-packer for major branded beverage items. Leading Brands creates, designs, bottles, distributes and markets its own proprietary healthy beverage brands such as TrueBlue® Blueberry Juice, LiteBlue® Blueberry Juice, TREK® Natural Sports Drinks, NITRO® Energy Drinks, STOKED™ Energy Drinks, INFINITE Health™ Water and Caesar’s® Cocktails via its unique Integrated Distribution System (IDS)™ which involves the Company finding the most appropriate and cost-effective route to market. The Company strives to use the best natural ingredients hence its mantra: Better Ingredients – Better Brands.

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The Offering

Common shares offered by the selling shareholders

5,117,002 common shares (of which 1,650,001 common shares are issuable upon exercise of warrants issued to certain institutional investors and 167,000 common shares are issuable upon exercise of warrants issued to the placement agent in the private placement).

Common shares outstanding prior to this offering as of August 31, 2007	19,934,424 common shares.

Common shares outstanding following this offering if all shares are sold*	21,751,425 common shares.

Use of Proceeds

We will not receive any of the proceeds from the sale of the common shares by the selling shareholders. If any warrants are exercised (excluding warrants exercised on a cashless basis), we will receive the exercise price of the warrants, which will be used for working capital purposes.

Risk Factors

An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors" beginning on page 2.

NASDAQ Capital Market Symbol	LBIX

* This figure is based on the number of common shares outstanding as of August 31, 2007 and assumes all common shares are sold including 1,817,001 common shares issuable upon the exercise of the 1,817,001 warrants included in this prospectus. The selling shareholders who hold the warrants are not required to exercise their warrants. Further, the selling shareholders are not required to sell their outstanding common shares or any common shares issued upon exercise of their warrants.

RISK FACTORS

We operate in a rapidly changing environment that involves numerous risks and uncertainties. Shareholders should carefully consider the risks described below before purchasing our common shares. The occurrence of any of the following events could harm us. If these events occur, the trading price of our common shares could decline, and shareholders may lose all or part of their investment.

RISKS RELATED TO OUR BUSINESS

Exchange rates

Our operations are carried out primarily in Canada and in the United States. The Company purchases certain raw materials and goods priced in U.S. dollars for resale in Canada and also sells certain products, manufactured in Canada, into the U.S. As a result, the Company is vulnerable to exchange rate fluctuations and it does not presently use any financial instruments to hedge foreign currency fluctuations. Consequently, a significant increase in the value of the U.S. dollar in relation to the Canadian dollar would negatively impact our earnings.

Critical supply

The Company relies on a limited number of suppliers for certain raw materials. While other sources of supply do exist, an unexpected disruption in supply or an increase in pricing would have a negative impact on production and our earnings.

Distribution contracts

The Company holds exclusive distribution contracts for Canada with certain suppliers. If certain of these distribution contracts were terminated, it would have a negative impact on our earnings.

Use of independent distributors

We rely on the distribution services of independent distributors in order to distribute and sell some of our beverage products to retailers and consumers. If certain of these distributors were to stop distributing our products, it would have a negative impact on our earnings.

Competition

Increased consolidations of our competitors with and into larger companies, market place competition, and competitive product and pricing pressures could impact the Company’s earnings, market share and volume growth.

Laws and regulations

Changes in laws and regulations could negatively affect our operations. For example:

  the Company has significant tax loss carry forwards available and a change in legislation affecting these losses would negatively impact future earnings;
  changes in environmental laws affecting beverage containers could add costs to the Company’s operations and/or could decrease consumer demand for the Company’s products; and
  changes in laws and regulations, such as those of the Food and Drug Administration, could affect the way in which our products are marketed and produced.

Trademarks and copyrights

The Company holds a number of trademarks and copyrights relating to certain significant products. We rely on trademark laws and contractual provisions to protect these trademarks and copyrights and any significant infringement could adversely affect our business.

Operating losses

Historically, the Company has had periods of unprofitable operations. The Company’s bottling operations are relatively capital intensive and in periods of low volumes, such as during seasonal fluctuations, fixed costs can result in operating losses.

Customers

The Company derives a substantial portion of its revenue from several major customers with the ten largest customers comprising approximately 65% of revenue. The loss of certain major customers would have a negative impact on earnings.

Dependence on key management employees

Our business is dependent upon the continued support of existing senior management, including Ralph D. McRae who is the Chairman, President and Chief Executive Officer and a director of the Company. Mr. McRae has been with Leading Brands since March 1996, and he has been responsible for our business planning, corporate and brand initiatives and financings. The loss of Mr. McRae, or any key members of our existing management, could adversely affect our business and prospects.

Possible conflicts of interest of directors, officers, and other members of management

Certain of our directors, officers, and other members of management presently serve as directors, officers, promoters or members of management of other companies and therefore it is possible that a conflict may arise between their duties to Leading Brands and their duties to such other companies. All such conflicts will be disclosed in accordance with the provisions of applicable corporate legislation and directors and officers will govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed upon them by law.

Other risks related to our business

  The effectiveness and success of the Company’s marketing programs, especially for newer brands such as TrueBlue® , Infinite Health™ Water and TREK ® ;
  Changes in consumer tastes and preferences and market demand for new and existing products;
  Changes in general economic and business conditions; and
  Adverse weather conditions, which could reduce demand for the Company’s beverage products, sales of which are negatively affected by cooler temperatures.

RISKS RELATED TO OUR INDUSTRY

Size and resources of competitors

Leading Brands competes, to some degree, with other larger companies in the beverage industry. Some of these competitors have substantially greater marketing, cash, distribution, production, technical and other resources than the Company.

Our industry is subject to various regulations and we must be in compliance with current and changing rules and regulations

The production and marketing of our beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, provincial, state and local health agencies. If a regulatory authority finds that a current or future product or production run is not in compliance with any of these regulations, we may be fined, or production may be stopped, thus adversely affecting our financial condition and operations. Similarly, any adverse publicity associated with any non-compliance may damage our reputation and our ability to successfully market our products.

RISKS RELATED TO OUR CAPITAL STOCK

Our common shares have experienced significant price volatility

Our common share price has experienced significant price volatility, with closing trading prices on the NASDAQ Capital Market ranging from a low of $0.71 to a high of $7.09 during the 30 months from March 1, 2005 to August 31, 2007. During this period, the stock market for other small capitalization stocks has also experienced significant price fluctuations which have often been unrelated to the operating performance of the affected companies. Such future fluctuations could adversely affect the market price of our common shares.

Sales of a substantial number of our common shares into the public market could result in significant downward pressure on the price of our common shares

Our common shares are traded on the NASDAQ Capital Market under the symbol “LBIX”. As of August 31, 2007, there were 19,934,424 common shares issued and outstanding. When this registration statement is declared effective, the selling shareholders will be entitled to sell any or all of their 5,117,002 common shares. The concurrent sale of a substantial number of our common shares in the public market could cause a reduction in the market price of our common shares.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us

In order to maintain our current status as a “foreign private issuer" (as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act")), where more than 50 percent of our outstanding voting securities are directly or indirectly owned by residents of the United States, we must not have any of the following: (i) a majority of our executive officers or directors being U.S. citizens or residents, (ii) more than 50% of our assets being located in the U.S., or (iii) our business being principally administered in the U.S. If we were to lose our “foreign private issuer” status:

-	we would no longer be exempt from certain of the provisions of U.S. securities laws such as, Regulation FD and the Section 16 short swing profit rules;
-	we would be required to commence reporting on forms required of U.S. companies, such as Forms l0-KSB, 10- QSB and 8-K, rather than the forms currently available to us, such as Forms 20-F and 6-K.;
-	we would be subject to additional restrictions on offers and sales of securities outside the United States, including in Canada;
-	we may lose the ability to rely upon exemptions from NASDAQ corporate governance requirements that are available to foreign private issuers; and
-

if we engage in capital raising activities after losing our foreign private issuer status, there is a higher likelihood that investors may require us to file resale registration statements with the Commission as a condition to any such financing.

We are incorporated in British Columbia, Canada, some of our directors and officers live in Canada, and most of our assets are in Canada, and as such investors may have difficulty initiating legal claims and enforcing judgments against us and our directors and officers

We are a corporation existing under the laws of British Columbia, most of our directors and officers are citizens of Canada and the majority of our assets and operations are located outside of the United States. It may not be possible for shareholders to enforce, in Canada, judgments against us obtained in the United States, including actions predicated upon the civil liability provisions of the United States federal securities laws.

While reciprocal enforcement of judgment legislation exists between Canada and the United States, we and our insiders may have defenses available to avoid, in Canada, the effect of U.S. judgments under Canadian law, making enforcement difficult or impossible. As such, there is uncertainty as to whether Canadian courts would enforce (a) judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the United States federal and state securities laws or (b) in original actions brought in Canada, liabilities against us or such persons predicated upon the United States federal and state securities laws. Therefore, our shareholders in the United States may have to avail themselves of remedies under Canadian corporate and securities laws for any perceived oppression, breach of fiduciary duty and like legal complaints. Canadian law may not provide for remedies equivalent to those available under U.S. law.

We may be deemed to be a controlled foreign corporation or a passive foreign investment company under the Internal Revenue Code (the “Code”)

If more than 50% of the voting power of all of our classes of shares or total value of our shares is owned, directly or indirectly, by citizens or residents of the United States, United States domestic partnerships and corporations or estates or trusts other than foreign estates or trusts (“U.S. Shareholders”), each of which owns 10% or more of the total combined voting power of all of our classes of shares (“10% U.S. Shareholders”), we could be treated as a “controlled foreign corporation," as such term is defined under Subpart F of the Code. This classification would effect many complex results including the required inclusion by such United States shareholders in income of their pro rata shares of our “Subpart F income" (as specifically defined by the Code), if any, and the requirement that 10% U.S. Shareholders comply with certain additional U.S. tax reporting obligations. While we do believe that we are a controlled foreign corporation, we have not made a determination as to whether we are a controlled foreign corporation under the Code, and cannot give any assurance that we would not be determined to be a controlled foreign corporation under the Code now or in the future.

Even if we are not a controlled foreign corporation, we could be treated as a "passive foreign investment company" under the Code, depending upon the nature of our income and assets and those of our subsidiaries. Such a status would effect many complex results to our U.S. Shareholders, including those who own less than 10% of the total combined voting power of our outstanding shares. These results might include imposition of higher rates of tax on certain dividends and on gains from sale of our shares than would otherwise apply. While we do not believe that we are a passive foreign investment company nor ever have been, we have not made a determination as to whether we are or have ever been a passive foreign investment company and so cannot give any assurance in this regard, whether now or in the future.

Implementing Section 404 of the Sarbanes-Oxley Act of 2002

We are currently implementing Section 404 of the Sarbanes-Oxley Act of 2002. Beginning with our annual report for our fiscal year ending February 29, 2008, we will be required to include a report by our management on our internal control over financial reporting. Beginning with our annual report for our fiscal year ending February 28, 2009, the report must also contain a statement that our independent auditors have issued an attestation report on their assessment of such internal control. Our efforts to comply with Section 404 are likely to result in significant costs, the commitment of time and operational resources and the diversion of management’s attention. If we or our independent auditors are unable to assert that our internal control over financial reporting is effective, market perception of our financial condition and the trading price of our stock may be adversely affected, customer perception of our business may suffer and we may face increased difficulty raising capital, all of which could have a material adverse effect on our operations.

The common shares will be subject to restrictions on resales under the securities laws of the Province of British Columbia

If this registration statement is first declared effective by the Commission within 100 days of August 9, 2007 and the selling shareholders do not waive this requirement, then the Company will prepare and file with the British Columbia Securities Commission a preliminary and final “shelf” prospectus prepared in accordance with the securities laws of the Province of British Columbia covering the resale of all of the common shares being registered pursuant to this registration statement.

The common shares are subject to restrictions on resales under the securities laws of the Province of British Columbia until four months and one day after August 9, 2007, and the holders shall not be entitled to effect resales of the common shares in Canada until December 10, 2007 even if a registration statement covering such resales becomes effective prior to that date, unless a discretionary order permitting the resale is granted by the British Columbia Securities Commission or such resale is qualified by a prospectus for which a receipt has been issued by the British Columbia Securities Commission. Moreover, certificates evidencing the securities bear the following Canadian restrictive legend in substantially the following form, until such time as it is not required:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE DECEMBER 10, 2007.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Province of British Columbia, Canada. Further, most of our assets are located outside of the United States. Consequently, it may be difficult for United States investors to effect service of process in the United States upon our directors or officers who are not residents of the United States, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under the U.S. securities laws. A judgment of a U.S. court predicated solely upon such civil liabilities would probably be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of such persons or Leading Brands predicated solely upon such civil liabilities.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Statements under “Prospectus Summary," “Risk Factors" and elsewhere in this prospectus about our future results, levels of activity, performance, goals, or achievements or other future events constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in our forward-looking statements. These factors include, among others, those listed under “Risk Factors" or described elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by our use of words such as “may," “should," “could," “expects," “plans," “intends," “anticipates," “believes," “estimates," “predicts," “potential" or “continue" or the negative or other variations of these words, or other comparable words or phrases.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements or other future events. Moreover, neither we nor anyone else assumes responsibility for the accuracy and completeness of forward-looking statements. We are under no duty to update any of our forward-looking statements after the date of this prospectus. You should not place undue reliance on forward-looking statements.

CAPITALIZATION AND INDEBTEDNESS

The table below sets forth our capitalization on the following basis:

A.	on an actual basis as at May 31, 2007;

B.	on a pro forma basis to reflect the private sale of 3,300,001 common shares at $3.00 per share for gross proceeds of $9,900,003 as completed on August 9, 2007;

C.	on a pro forma basis to reflect:

	i	the issuance of common shares as noted in B above; and

ii

the issuance of 1,817,001 common shares at $3.95 per share for gross proceeds of $7,177,154 from the pro forma exercise of warrants issued in connection with the issuance of common shares noted in B above.

	A	B	C
	Actual as at May 31, 2007	Pro forma reflecting the issuance of common shares on August 9,2007 (note)	Pro forma reflecting the issuance of common shares on August 9, 2007 and the pro forma exercise of 1,817,001 warrants(note)
Liabilities:
Current liabilities	$9,924,421	$9,924,421	$9,924,421
Long-term liabilities	4,396,199	4,396,199	4,396,199
Total liabilities	14,320,620	14,320,620	14,320,620

Shareholders’ equity:
Total shareholders’ equity	10,691,671	20,591,674	27,768,828

Total capitalization:	$25,012,291	$34,912,294	$42,089,448

Common shares outstanding	16,545,011	19,845,012	21,662,013

Note: Excluding commissions and expenses relating to the share issues.

HISTORY OF SHARE CAPITAL

History of our share capital for the last three years, identifying events during such period which have changed the amount of our issued capital, is incorporated hereby by reference to Note 10 to the consolidated financial statements included in our Annual Report for the fiscal year ended February 28, 2007 on Form 20-F filed with the Commission on May 31, 2007.

The following table sets forth the changes in share capital since February 28, 2007:

Common shares without par value:

Outstanding at February 28, 2007	16,400,845
Issued March 1 to May 31, 2007	144,166
Outstanding at May 31, 2007	16,545,011
Issued June1 to August 31, 2007	3,389,413
Outstanding at August 31, 2007	19,934,424

DESCRIPTION OF SECURITIES

As of February 28, 2007 and as of August 31, 2007, we were authorized to issue 500,000,000 common shares, no par value, and 20,000,000 preferred shares, without par value and in one or more series. The table below sets forth the number of common shares and preferred shares issued and outstanding as of the dates set forth below:

Date	Common shares	Preferred shares
August 31, 2007	19,934,424	0
February 28, 2007	16,400,845	0
March 1, 2006	15,084,068	0

The holders of common shares are entitled to receive notice of and to attend all meetings of our shareholders and have one vote for each common share held at all meetings of our shareholders, except for meetings at which only holders of another specified class or series of shares are entitled to vote separately as a class or series and subject to any special voting rights or restrictions attached to any class of shares or restrictions on joint registered holders of shares.

Subject to the prior rights of the holders of our preferred shares, the holders of common shares are entitled to receive dividends if and when declared by our board of directors.

In the event of our dissolution, liquidation or winding-up and subject to the prior rights of the holders of preferred shares, the holders of our common shares will be entitled to share equally in our remaining property and assets.

All of the common shares are validly issued and fully paid and the existing shareholders are not subject to any calls on the Shares. The shares are not assessable and are not subject to the payment of any corporate debts. Neither we nor any of our subsidiaries hold any shares.

At meetings of shareholders, one or more individuals who are shareholders, proxyholders representing shareholders or duly authorized representatives of corporation shareholders, present in person holding or represented by proxy of 33 1/3% of our issued and outstanding common shares shall constitute a quorum for purposes of a meeting of the holders of our common shares.

WARRANTS AND RIGHTS

In connection with the private placement on August 9, 2007, we issued 1,650,001 warrants to certain institutional investors. Each of these warrants is exercisable for one common share, beginning at any time on or after February 9, 2008 through February 9, 2013, at an exercise price of $3.95.

In connection with the private placement that took place in August 2007, we issued 167,000 warrants to Merriman Curhan Ford & Co. for their services acting as the placement agent for the private placement. Each of these placement agent warrants has the same rights and restrictions as those warrants issued to the institutional investors and is exercisable for one common share, beginning at any time on or after March 20, 2008 through February 9, 2013, at an exercise price of $3.95.

The exercise price and number of common shares issuable upon exercise of each warrant are subject to adjustment from time to time, subject to certain limitations, in the event that certain actions or events occur while such warrant is outstanding, including the following:

  the Company pays a stock dividend on its common shares or otherwise makes a distribution on any class of capital stock that is payable in common shares, (ii) subdivides its outstanding common shares into a larger number of shares, or (iii) combines its outstanding common shares into a smaller number of shares;

  the Company distributes to all holders of common shares (i) evidences of its indebtedness, (ii) any security (other than a distribution of common shares covered by the preceding paragraph) or (iii) any other asset;

  the Company effects any merger or consolidation of the Company following which the Company is not the survivor and the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least fifty percent (50%) of the voting securities of the surviving entity;

  the Company effects any sale of all or substantially all of its assets or a majority of its common shares is acquired by a third party in one or a series of related transactions;

  any tender offer or exchange offer is completed pursuant to which all or substantially all of the holders of common shares are permitted to tender or exchange their shares for other securities, cash or property;

  the Company effects any reclassification of the common shares or any compulsory share exchange pursuant to which the common shares are effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of common shares covered by the first bullet point item above); or

  the Company issues common shares or common share equivalents entitling any person to acquire common shares (including rights to subscribe for or to purchase, options for the purchase of common shares, any stock or security convertible into or exchangeable for common shares), at a price per share less than the exercise price of the warrant in effect immediately prior to the time of such issuance.

The number of common shares that may be acquired by the holder upon any exercise of a warrant shall be limited to the extent necessary to ensure that, following such exercise, the total number of common shares then beneficially owned by the holder and its affiliates does not exceed 4.99% of the total number of issued and outstanding common shares of the Company. This 4.99% limit may be waived by notice to the Company, which would not be effective until the 61st day after such notice is delivered. If waived, the limit on beneficial ownership would be a maximum of 9.99% of our outstanding shares.

MEMORANDUM AND ARTICLES OF ASSOCIATION

Key Provisions of our Notice of Articles and Articles and the Business Corporations Act (British Columbia)

The following is a summary of certain key provisions of our notice of articles and articles and certain related sections of the Business Corporations Act (British Columbia) (the "BCBCA"). Please note that this is only a summary and is not intended to be exhaustive. For further information please refer to the full version of our notice of articles, and to our articles.

Stated Objects or Purposes

Our notice of articles and articles do not contain stated objects or purposes and do not place any limitations on the business that we may carry on.

Directors

Power to vote on matters in which the director is materially interested – Our articles state that a director who is, in any way, directly or indirectly interested in an existing or proposed contract or transaction with the Company or who holds any office or possesses any property, directly or indirectly, where a duty or interest might be created to conflict with his duty or interest as a director, shall declare the nature and extent of his interest in the contract or transaction or of the conflict or potential conflict with his duty and interest as a director in accordance with the provisions of the BCBCA.

A director is not entitled to vote in respect of any contract or transaction with us in which he or she holds a disclosable interest on any directors' resolution to approve the contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of the directors may vote on such resolution. If he or she does vote, the vote will not be counted but he or she shall be counted in the quorum present at the meeting at which such vote is taken; a director does not hold a disclosable interest in a contract or transaction merely because:

(i)

the contract or transaction is an arrangement by way of security granted by us for money loaned to, or obligations undertaken by, the director or a person in whom the director has a material interest, for the benefit of us or an affiliate of ours;

(ii)	the contract or transaction relates to an indemnity or insurance of officers and directors under the BCBCA;
(iii)	the contract or transaction relates to the remuneration of the director in that person's capacity as director, officer, employee or agent of the Company or an affiliate of ours;
(iv)	the contract or transaction relates to a loan to us, and the director or a person in whom the director has a material interest is or is to be a guarantor of some or all of the loan; or
(v)

the contract or transaction has been or will be made with or for the benefit of a corporation that is affiliated with us and the director is also a director or senior officer of that corporation or an affiliate of that corporation.

Director remuneration – Our articles provide that the remuneration of the directors as such may from time to time be determined by the directors or, if the directors shall decide, by the shareholders. The remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such who is also a director.

The articles also provide that the directors shall be repaid reasonable traveling, hotel and other expenses as they incur in and about the business of the Company and if any director shall perform any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director or shall otherwise be specially occupied in or about the Company's business, he may be paid a remuneration to be fixed by the board, or, at the option of the director, by the Company in general meeting, and the remuneration may be either in addition to, or in substitution for any other remuneration that he may be entitled to receive. The directors on behalf of the Company, unless otherwise determined by ordinary resolution, may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his spouse or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any gratuity, pension or allowance.

Borrowing powers of directors – Our articles provide that the directors may from time to time on behalf of the Company:

(a)	borrow money in a manner and amount, on any security, from any source and upon any terms and conditions;
(b)	issue bonds, debentures, and other debt obligations either outright or as security for any liability or obligation of the Company or any other person; and
(c)

mortgage, charge, whether by way of specific or floating charge, or give other security on the undertaking, or on the whole or any part of the property and assets, of the Company (both present and future).

Variation of the foregoing borrowing powers requires an amendment to the articles, which requires the approval of our shareholders by way of a special resolution. A special resolution (a "Special Resolution") means a resolution passed by a majority of not less than 3/4 of the votes cast by our shareholders who, being entitled to do so, vote in person or by proxy at our general meeting, or a resolution consented to in writing by every shareholder who would have been entitled to vote in person or by proxy at a general meeting.

Retirement of directors under an age limit requirement – Our notice of articles and articles do not impose any mandatory age-related retirement requirement for directors.

Share requirement for directors – Our notice of articles and articles do not provide that a person must hold shares to be qualified to act as a director.

Share Capitalization

The Company is authorized to issue 500,000,000 common shares without par value and 20,000,000 preferred shares without par value of which 1,000,000 shares are designated as Series A Preferred Shares, 100 shares are designated as Series B Preferred Shares, 1,000,000 shares are designated as Series C Preferred Shares, 4,000,000 shares are designated as

Series D Preferred Shares and 4,000,000 shares are designated as Series E Preferred Shares. As of September 15, 2007, there are a total of 19,952,591 common shares, and no preferred shares, outstanding.

Common Shares – Holders of common shares are entitled to one vote for each common share held at all meetings of shareholders, except meetings at which only a specified class or series of shares are entitled to vote.

Subject to the rights of the holders of preferred shares, the holders of common shares are entitled to receive dividends when declared by the directors out of funds or assets properly available for the payment of dividends, in such amount and in such form as the directors may from time to time determine, provided however that such dividends shall not be paid if to do so would reduce the value of the net assets of the Company to less than the total redemption amount of all issued preferred shares.

In the event of our dissolution, liquidation or winding-up and subject to the prior rights of the holders of the preferred shares, holders of common shares will be entitled to share equally in our remaining property and assets, subject to the right of the holders of preferred shares, as a class, to receive, before any distribution of any part of the assets of the Company among the holders of common shares, the redemption amount in respect of such preferred shares, being that amount as determined by the directors of the Company at the time of the issuance of such preferred shares.

The Company's board of directors is divided into three classes designated as Class I, Class II and Class III, to provide for a rotation of three year terms of office. Any director whose term has expired is eligible for re-election.

Preferred Shares – We are authorized to issue preferred shares in one or more series. The directors are authorized to fix the number of preferred shares in each series and to determine the preferred rights as to dividends, designation, convertibility, rights, restrictions, conditions and limitations attached to each such series.

The holders of preferred shares shall, at the discretion of the directors, be entitled to an annual preferential dividend at such rate or rates as the directors may, in their sole discretion, determine from time to time at any time. There are currently different annual rates of preferential dividends attaching to each series of shares, however no preferred shares are currently outstanding.

The holders of preferred shares may, on 21 days' notice to the Company, require the Company to redeem, and the Company may elect, upon 21 days' notice to such holders, to redeem, the whole or any part of any series of preferred shares, on payment of the redemption amount of such shares.

The holders of preferred shares, as a class, will have preference as to dividends or capital or both capital and dividends.

Except as required by law or the provisions of any designated series of preferred shares, the holders of preferred shares are not entitled to vote at any meeting of the shareholders and are not entitled to notice of and to attend meetings of the shareholders.

Amendment of Rights

We may, by Special Resolution, alter our notice of articles or articles to create or vary the special rights or restrictions attached to any shares, but no right or special right attached to any issued shares may be prejudiced or interfered with unless all shareholders holding shares of each class or series whose right or special right is prejudiced or interfered with consent by a separate Special Resolution.

Meeting

We must hold an annual general meeting of our shareholders at least once every calendar year at a time and place determined by the directors, provided that the meeting must not be held later than 13 months after the preceding annual general meeting.

The directors may, whenever the directors determine, call a meeting of the shareholders. A general meeting, if requisitioned in accordance with the BCBCA, will be convened by the directors or, if not convened by the directors, may be convened by the requisitionists as provided in the BCBCA.

A notice convening a general meeting, specifying the place, the date, and the hour of the meeting, and, in case of special business, the general nature of that business, must be given to shareholders not less than 21 days prior to the meeting. Shareholders entitled to attend and vote at a general meeting may, by unanimous written consent, reduce or waive the period of notice for a meeting. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any of the person entitled to notice does not invalidate any proceedings at that meeting.

A quorum for a general meeting is one or more individuals who are shareholders, proxyholders representing shareholders or duly authorized representatives of corporate shareholders, personally present and representing shares aggregating not less than 33 1/3% of the issued shares of the Company entitled to be voted at that meeting.

If within one-half hour from the time appointed for a meeting a quorum is not present, the meeting, if convened by requisition of the shareholders, shall be dissolved. In any other case, it shall stand adjourned to the same day in the next week at a time and place determined by the board of directors. If at an adjourned meeting a quorum is not present within one-half hour from the time appointed, the shareholders present shall be a quorum.

Limitations in Right to own Securities

Our articles do not provide for any limitations on the rights to own securities (see also the section captioned "Exchange Controls" beginning on page 14 of this prospectus).

Change of Control

Our articles do not contain any change in control limitations with respect to a merger, acquisition or corporate restructuring involving us. We do, however, have a Shareholder Rights Plan (see "- Shareholder Rights Plan" below).

Shareholder Ownership Disclosure

Our articles do not contain any provision governing the ownership threshold above which shareholder ownership must be disclosed.

Changes in the Capital

The Company may by either Special Resolution or ordinary resolution amend its notice of articles to increase the share capital of the Company by:

(a)	creating shares with par value or shares without par value, or both;
(b)	increasing the number of shares with par value or shares without par value, or both; and
(c)	increasing the par value of a class of shares with par value, if no shares of that class are issued.

The Company may by Special Resolution alter its notice of articles to subdivide, consolidate, change from shares with par value to shares without par value, or from shares without par value to shares with par value, or change the designation of, all or any of its shares but only to the extent, in the manner and with the consent of shareholders holding a class of shares which is the subject of or affected by the alteration, as the BCBCA provides.

In addition, the Company may alter its notice of articles and articles:

(a)	by Special Resolution, to create, define and attach special rights or restrictions to any shares, and
(b)

by Special Resolution and by otherwise complying with any applicable provision of its notice of articles and articles, to vary or abrogate any special rights and restrictions attached to any shares but no right or special right attached to any issued shares shall be prejudiced or interfered with unless all shareholders holding shares of each class whose right or special right is prejudiced or interfered with consent thereto in writing, or unless a resolution consenting is passed at a separate class meeting of the holders of the shares of each class by a majority of three-fourths, or such greater majority as may be specified by the special rights attached to the class of shares, of the issued shares of the class.

Notwithstanding any consent in writing or resolution, no alteration shall be valid as to any part of the issued shares of any class unless the holders of all of the issued shares of the class either all consent in writing or consent by a resolution passed by the votes of shareholders holding three-fourths of the shares.

An ordinary resolution means a resolution passed at a general meeting by a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings or a resolution passed, after being submitted to all of the shareholders holding shares that carry the right to vote at general meetings, by being consented to in writing by shareholders holding shares that carry the right to vote at general meetings who, in the aggregate, hold shares carrying at least a special majority of the votes entitled to be cast on the resolution.

Shareholder Rights Plan

At the Company’s Annual Meeting on June 28, 2006, shareholders approved the renewal of the Company’s Shareholder Rights Plan (the “Rights Plan”). A copy of the Rights Plan was filed with the Commission on July 11, 2006.

Purpose and Background of the Rights Plan

The Rights Plan is designed to protect shareholders of the Company from unfair, abusive or coercive take-over strategies, including the acquisition of control of the Company by a bidder in a transaction or series of transactions that does not treat all shareholders equally or fairly or provide all shareholders an equal opportunity to share in the premium paid on an acquisition of control. The Rights Plan provides management and the board of directors with more than the 35 day statutory minimum period to review the terms of a take-over bid and solicit alternative offers. The Rights Plan is not intended to prevent a take-over or deter fair offers for securities of the Company. Rather, it is designed to encourage anyone seeking to acquire control of the Company to make an offer that represents fair value to all holders of Shares.

The Rights Plan will cause substantial dilution to a person or group who attempts to acquire control of the Company other than through a Permitted Bid (as defined below) or on terms approved by the board of directors. The Rights Plan provides that take-over bids that meet pre-determined standards of fairness will be Permitted Bids and will proceed without triggering the dilutive effects of the plan. The Permitted Bid concept, which is found in most of the shareholder rights plans that have been adopted in Canada, ensures that senior management of the Company and the board of directors do not impair the rights of shareholders to receive, review and accept or decline take-over bids. The Rights Plan is designed to afford the board of directors the opportunity to present to the shareholders of the Company a detailed analysis of a bid and additional time to seek out and consider alternatives.

If a bidder does not wish to make a Permitted Bid, the bidder can negotiate with and obtain prior approval of the board of directors to make an offer on terms that the board of directors considers fair to all shareholders. In such circumstances, the board of directors may waive the application of the Rights Plan, thereby allowing such offer to proceed without dilution to the bidder. The adoption of the Rights Plan does not relieve the board of directors of its fiduciary duties to act in the best interests of all shareholders and does not prevent a take-over bid or merger or other business combination that the board of directors, in the exercise of its fiduciary duties, determines to be in the best interests of the Company and its shareholders. Moreover, the Rights Plan does not inhibit the use of the proxy solicitation rules under applicable securities laws to promote a change in the management or direction of the Company.

The Rights Plan is designed not to interfere with the day-to-day operations of the Company. Prior to being activated, the Rights Plan does not affect the Company’s balance sheet or income statement and its implementation should not result in a taxable event for the Company or its shareholders. The implementation or renewal of the Rights Plan does not increase the level of debt of the Company or involve a sale, exchange or purchase of significant assets or the loss of earning power of the Company. The issue of rights under the Rights Plan (“Rights”) does not dilute the equity or voting interests of existing shareholders and should not interfere with equity or debt financing by the Company.

The Rights Plan may discourage certain types of take-over bids that might be made for the Company and may render more difficult an attempt to gain control of the Company or remove incumbent management. The Rights Plan would cause substantial dilution to a person or group that attempts to acquire the Company other than through a Permitted Bid or on terms approved by the board of directors. The Rights Plan is not intended to prevent all unsolicited take-over bids for the Company and will not do so. It is designed to encourage potential bidders to make Permitted Bids or negotiate take-over proposals with the board of directors that the board of directors considers are in the best interests of the Company and to protect the Company’s shareholders against coercive bids that do not represent fair value.

Summary of the Rights Plan

The following is a summary of the principal terms of the Rights Plan, as renewed, which is qualified in its entirety by reference to the text of the Rights Plan agreement.

Effective Date. The effective date of the Rights Plan is August 31, 2006 (the “Effective Date”) and it will remain in effect until the termination of the annual general meeting of the shareholders of the Company for 2011.

Issue of Rights. One minute after the Effective Date, one Right was issued and attached to each Share of the Company outstanding and will attach to each Share subsequently issued.

Adjustment to Exercise Rights. After a person acquires 20% or more of the Shares of the Company or commences a take-over bid to acquire Shares of the Company, or announces an intention to do so, other than by way of a Permitted Bid (the “Separation Time”), the Rights will separate from the Shares and will be exercisable at an exercise price of Cdn$20 per Share. The acquisition by any person (an “Acquiring Person”) of 20% or more of the Shares, other than by way of a Permitted Bid, is referred to as a “Flip-in Event”. Any Rights held by an Acquiring Person will become void upon the occurrence of a Flip-in Event. Eight trading days after the occurrence of a Flip-in Event, each Right (other than those held by the Acquiring Person), will be adjusted so as to permit its holder to purchase Cdn$40 worth of Shares for Cdn$20 (i.e. at a 50% discount).

The issue of the Rights is not initially dilutive. However, upon a Flip-in Event occurring and the Rights separating from the Shares, reported earnings per share on a fully diluted or non-diluted basis may be affected. Holders of Rights not exercising their Rights after the occurrence of a Flip-in Event may suffer substantial dilution.

Certificates and Transferability. Prior to the Separation Time, the Rights will be evidenced by a legend imprinted on certificates for Shares issued from and after the Effective Date and will not be transferable separately from the Shares. Promptly following the Separation Time, separate certificates evidencing the Rights (the “Rights Certificates”) will be mailed to holders of record of Shares as of the Separation Time and the separate Rights Certificates will evidence the Rights. From and after the Separation Time, Rights Certificates, which will be transferable in accordance with applicable securities laws, will evidence the Rights.

Permitted Bids. The requirements for a Permitted Bid include the following:

(a)	the take-over bid must be made by way of a take-over bid circular;
(b)	the take-over bid must be made to all holders of Shares (and voting shares issued on the exercise of warrants, options and other securities convertible into voting shares);
(c)	the take-over bid must be outstanding for a minimum of 60 days, during which time tendered Shares may not be taken up;
(d)	shareholders who tender their Shares to the take-over bid must be permitted to withdraw their Shares prior the Shares being taken up and paid for;
(e)

Shares tendered pursuant to the take-over bid may be taken up only after the expiry of not less than 60 days and then only if at such time more than 50% of the Shares held by shareholders other than the bidder, its affiliates and persons acting jointly or in concert with the bidder (the “Independent Shareholders”) have been tendered to the take-over bid and not withdrawn; and

(f)

if more than 50% of the Shares held by Independent Shareholders are tendered to the take-over bid within the 60 day period, the bidder must make a public announcement of that fact and the take-over bid must remain open for deposits of Shares for an additional 10 business days from the date of such public announcement.

The Rights Plan allows for a competing Permitted Bid (a “Competing Permitted Bid”) to be made while a Permitted Bid is pending. A Competing Permitted Bid must satisfy all the requirements of the Permitted Bid except that it may expire on the same date as the Permitted Bid, subject to the statutory requirement that it be outstanding for a minimum period of 35 days.

Waiver and Redemption. The board of directors may, prior to a Flip-in Event occurring, waive the dilutive effects of the Rights Plan in respect of a particular Flip-in Event resulting from a take-over bid made by way of a take-over bid circular to all holders of Shares of the Company, in which event such waiver would be deemed also to be a waiver in respect of any other Flip-in Event occurring thereafter under a take-over bid made by way of a take-over bid circular to all holders of Shares. The board of directors may also waive the Rights Plan in respect of a particular Flip-in Event that has occurred through inadvertence, provided that the Acquiring Person that inadvertently triggered such Flip-in Event reduces its beneficial holdings to less than 20% of the outstanding Shares of the Company within 14 days or such other period as may be specified by the Board of Directors. With the majority consent of shareholders or Rights holders at any time prior to a Flip-in Event causing an adjustment to the Rights, the board of directors may redeem all, but not less than all, of the outstanding Rights at a price of $0.0001 each.

Exemption for Investment Advisors. Investment managers (for client accounts), trust companies (acting in their capacities as trustees and administrators), statutory bodies (managing investment funds for employee benefit plans, pension plans, insurance plans or various public bodies), administrators and trustees of pension funds, securities depositories and crown agents, any of whom acquire greater than 20% of the Shares of the Company, are exempted from triggering a Flip-in Event provided that they are not making, or are not part of a group making, a take-over bid.

Supplements and Amendments. The Company is authorized to make amendments to the Rights Plan to correct any typographical error or, subject to subsequent confirmation by shareholders or Rights holders, to effect a change requested by any stock exchange on which the Shares may be listed or to maintain the validity of the Rights Plan as a result of changes in law. Other amendments or supplements to the Rights Plan may be made with the prior approval of shareholders or Rights holders and, if necessary, any stock exchange on which the Shares may be listed.

Grandfathered Persons. Holders of 20% or more of the Shares at the time when the Rights are distributed are recognized for the purposes of the Rights Plan as “grandfathered persons” and, as such, do not constitute Acquiring Persons under the Rights Plan by virtue of their shareholding exceeding the 20% Flip-in Event threshold.

Certain Canadian Federal Income Tax Considerations of the Rights Plan

This statement is of a general nature only and is not intended to constitute nor should it be construed to constitute legal or tax advice to any particular holder of Shares. Shareholders are advised to consult their own tax advisors regarding the consequences of acquiring, holding, exercising or otherwise disposing of their Rights, taking into account their own particular circumstances and any applicable federal, provincial, territorial or foreign laws.

The Company will not earn any income for the purposes of the Income Tax Act (Canada) (the “ITA”) as a result of the issuance of the Rights. The ITA provides that the value of a right to acquire additional shares of a corporation is not a taxable benefit which must be included in computing income, and is not subject to non-resident withholding tax if the right is conferred on all holders of shares of the corporation. Although the Rights are to be so conferred, the Rights could become void in the hands of certain holders of Shares upon certain triggering events occurring (i.e. a “Flip-in Event”), and, consequently, whether or not the issuance of the Rights is a taxable event is not entirely free from doubt. In any event, no amount must be included in computing income if the Rights do not have a monetary value at the date of issue. The Company considers that the Rights, when issued, will have negligible monetary value, there being only a remote possibility that the Rights will ever be exercised. A holder of Rights may have income or be subject to withholding tax under the ITA if the Rights become exercisable or are exercised. A holder of Rights may be subject to tax in respect of the proceeds of disposition of Rights or common shares issued upon the exercise of Rights.

EXCHANGE CONTROLS

Incorporated by reference from our Annual Report filed on Form 20-F dated May 31, 2007.

TAXATION

A brief and general description is included below of Canadian federal and U.S. federal income taxes, including withholding taxes, to which United States security holders may be subject under the existing tax laws of Canada and the United States.

Please note that the following information is a brief summary only, and security holders should seek the advice of their own tax advisors with respect to the applicability or effect on their own individual circumstances of the matters referred to herein and of any Canadian income taxes (federal or provincial) and of any United States federal, state, or local taxes. This discussion does not take into account the U.S. alternative minimum tax or special rules applicable in special situations, such as shares traded by a dealer in securities.

This discussion applies only to U.S. Shareholders who are defined as “U.S. persons” under the U.S. federal Internal Revenue Code (“the Code”), which generally include: (1) individuals who are citizens or “resident aliens” of the United States, (2) corporations and other business entities formed under the laws of the United States, (3) estates the income of which is subject to U.S. federal income taxation regardless of its source, and (4) trusts that are subject primarily to the jurisdiction of a U.S. court and if one or more U.S. persons have the authority to control all substantial decisions of the trust. The discussion also assumes that the shareholder qualifies for the benefits of the income tax treaty currently in effect between the United States and Canada (“the tax treaty”) and that the shareholder is holding our shares for investment purposes only.

Taxation on Dividends

Generally, cash dividends paid or deemed to be paid by us to U.S. Shareholders are subject to a Canadian federal withholding tax of 15%, except that dividends paid to a U.S. corporation that owns 10% or more of our outstanding voting shares are subject to a withholding tax of 5%. Such dividends are also subject to U.S. federal income tax at ordinary rates, except that dividends received by non-corporate U.S. Shareholders in taxable years beginning on or before December 31, 2010 may qualify for taxation at lower rates applicable to long-term capital gains (generally 15% currently), provided that certain holding period and other requirements are satisfied. Any Canadian withholding tax imposed on a dividend will generally qualify for the U.S. “foreign tax credit,” which will offset the U.S. tax on the dividend partly or entirely.

Taxation on Capital Gains

Generally, any gain on the disposition of our shares by a U.S. shareholder is exempted by the tax treaty from Canadian income tax, unless the shareholder has exceeded a certain threshold of residency in Canada during the ten years preceding the sale of the shares. With respect to U.S. income tax, the gain is generally taxable as capital gain, either short-term capital gain if the shareholder has held the shares for one (1) year or less, or long-term capital gain if the shareholder has held the shares for more than one (1) year. Generally, short-term capital gains are taxed at ordinary rates, while long-term capital gains are taxed to non-corporate shareholders at a rate no higher than 15% (currently).

MARKETS

Our common shares have been quoted on the NASDAQ Capital Market (formerly called the NASDAQ Small-cap Market) since August 3, 1993. Our common shares trade on the NASDAQ Capital Market under the symbol “LBIX." On May 8, 2002 the Company’s common shares were listed on the Toronto Stock Exchange (“TSX”) under the ticker symbol “LBI.” On April 8, 2003 the Company voluntarily delisted its shares from the TSX.

NASDAQ Capital Market

Our common shares traded during the periods and at the prices set out below on the NASDAQ Capital Market.

The high and low market prices for the last five fiscal years ended February 28:

Period	High	Low
March 1, 2006 to Feb. 28, 2007	$7.09	$1.45
March 1, 2005 to Feb. 28, 2006	$1.75	$0.71
March 1, 2004 to Feb. 28, 2005	$1.75	$0.78
March 1, 2003 to Feb. 29, 2004	$2.49	$0.91
March 1, 2002 to Feb. 28, 2003	$4.14	$1.52

The high and low market prices for each of the four quarters of 2006 and 2005 and the first two quarters of 2007:

Quarter Ending	High	Low
August 31, 2007	$4.67	$2.66
May 31, 2007	$4.13	$2.34
February 28, 2007	$4.41	$1.84
November 30, 2006	$5.98	$2.85
August 31, 2006	$7.09	$2.67
May 31, 2006	$4.18	$1.45
February 28, 2006	$1.60	$0.90
November 30, 2005	$1.42	$0.85
August 31, 2005	$1.75	$1.01
May 31, 2005	$1.24	$0.71

The high and low market prices for each of the last six months:

Month	High	Low
September 2007	$3.14	$2.22
August 2007	$4.50	$2.66
July 2007	$4.28	$3.49
June 2007	$4.67	$3.61
May 2007	$4.13	$2.65
April 2007	$3.09	$2.30

Toronto Stock Exchange

The Company’s common shares were listed and first traded on the TSX on May 8, 2002 and voluntarily delisted and last traded on the TSX on April 8, 2003. Our common shares traded on the TSX during the periods and at the prices set out below.

The high and low market prices for the last five fiscal years ended February 28:

Period	High	Low
March 1, 2006 to Feb. 28, 2007	n/a	n/a
March 1, 2005 to Feb. 28, 2006	n/a	n/a
March 1, 2004 to Feb. 28, 2005	n/a	n/a
March 1, 2003 to April 8, 2003	Cdn$6.40	Cdn$2.70
May 8, 2002 to Feb. 28, 2003	Cdn$3.12	Cdn$2.55

MATERIAL CHANGES

Except as otherwise described in the Company’s Annual Report on Form 20-F for the fiscal year ended February 28, 2007 and in its Reports on Form 6-K filed under the Exchange Act and incorporated by reference herein, no reportable material changes have occurred.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act"), and file reports and other information with the Commission. We have filed with the Commission a registration statement on Form F-3 to register the securities offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules.

References in this prospectus to any contract or other document are not necessarily complete and, if we filed the contract or document as an exhibit to the registration statement, you should refer to the exhibit for more information.

The registration statement, including all exhibits, and any materials we filed with the Commission, may be inspected without charge at the Commission’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the Commission at 1-800-SEC-0330. Our Commission filings also are available to the public from the Commission’s website at www.sec.gov.

As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as promptly as are certain United States companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue quarterly press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

Additional information relating to the Company can be found on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

INCORPORATION BY REFERENCE

The Commission allows us to incorporate by reference documents we file with the Commission, which means that we can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the following documents:

  our report on Form 6-K furnished to the Commission on March 7, 2007;

  our report on Form 6-K furnished to the Commission on March 30, 2007;

  our report on Form 6-K furnished to the Commission on April 30, 2007;

  our report on Form 6-K furnished to the Commission on May 11, 2007;

  our latest annual report on Form 20-F for the fiscal year ended February 28, 2007 filed with the Commission on May 31, 2007;

  our report on Form 6-K furnished to the Commission on May 31, 2007;

  our report on Form 6-K furnished to the Commission on July 9, 2007;

  our report on Form 6-K furnished to the Commission on August 2, 2007;

  our reports on Forms 6-K furnished to the Commission on August 7, 2007;

  our report on Form 6-K furnished to the Commission on August 9, 2007;

  our report on Form 6-K furnished to the Commission on August 10, 2007;

  our report on Form 6-K furnished to the Commission on August 14, 2007; and

  our report on Form 6-K furnished to the Commission on September 10, 2007.

All annual reports we file with the Commission pursuant to the Exchange Act on Form 20-F after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the Commission by identifying in such Form 6-K that it is being incorporated by reference into this prospectus.

We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits that are specifically incorporated by reference to such documents. Requests for such copies should be directed to c/o Marilyn Kerzner, Director of Corporate Affairs, Leading Brands, Inc., 1500 West Georgia Street, Suite 1800, Vancouver BC, Canada V6G 2Z6. Our telephone number is (604) 685-5200.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents. Also, you should not assume that there has been no change in our affairs since the date of this prospectus or any applicable prospectus supplement.

USE OF PROCEEDS

The selling shareholders are selling all of the common shares covered by this prospectus for their own account. Accordingly, we will not receive any proceeds from the sale of the common shares. If any warrants are exercised (excluding warrants exercised on a cashless basis), we will receive the exercise price of the warrants, which will be used for working capital purposes. The maximum aggregate proceeds to us related to the exercise of the warrants, including the warrants issued to the placement agent, approximately $7,177,154. The selling shareholders are under no obligation to exercise the warrants or exercise the warrants using cash, and there can be no assurance that the selling shareholders will do so.

EXPENSES

We are required to pay all fees and expenses incident to the registration of the common shares, including the registration fees. Selling shareholders will pay any underwriting commissions and expenses, brokerage fees, transfer taxes and the fees and expenses of their attorneys and other experts. Set forth below are expenses to be paid by us in connection with the distribution of the common shares being registered on behalf of the selling shareholders. All amounts are estimates except for the Securities and Exchange Commission registration fees.

Registration fee	$459.43
Fees and expenses of accountants	50,000
Fees and expenses of legal counsel	73,000
Printing and engraving expenses	–
Federal taxes	–
State taxes and fees	–
Miscellaneous expenses	1,700
Total	$125,159.43

DIVIDEND POLICY

To date, we have not paid any dividends on common shares, and do not anticipate doing so in the foreseeable future. The declaration of dividends on our common shares is within the discretion of our board of directors and will depend upon, among other factors, earnings, capital requirements, our operating and financial condition and applicable laws. The Company will consider dividend distributions when it determines that it cannot realize better returns to investors by investing internally.

Our board of directors may or may not declare dividends in the foreseeable future; however, to the extent that our board of directors may decide to pay cash dividends in the future, these dividends may be paid out of funds legally available for the payment of dividends.

SELLING SHAREHOLDERS

The common shares being offered by the selling shareholders are those previously issued to the selling shareholders. We are registering the common shares in order to permit the selling shareholders to offer the shares for resale from time to time.

The following table sets forth information about the number of shares beneficially owned by each selling shareholder that may be offered from time to time under this prospectus. Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting and investment power with respect to our common shares. Common shares subject to warrants that are currently exercisable or exercisable within 60 days after August 9, 2007 are deemed to be beneficially owned by the person holding those securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other shareholder.

Certain selling shareholders may be deemed to be “underwriters" as defined in the Securities Act. Any profits realized by any such selling shareholders may be deemed to be underwriting commissions.

The table below has been prepared based upon the information furnished to us by the selling shareholders as of August 9, 2007. Information concerning the selling shareholders may change from time to time and, if necessary, we will supplement this prospectus accordingly.

The second and third columns in the table below lists the number and percentage, respectively, of common shares beneficially owned by each selling shareholder prior to the offering based on its ownership of the common shares as of August 8, 2007. The fourth column lists the common shares being offered by this prospectus by the selling shareholders. The fifth and sixth columns assume the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

None of the selling shareholders are broker-dealers or affiliates of a broker-dealer except for the selling shareholders specified in the table below. We have been advised that each of such selling shareholders purchased our common shares in the ordinary course of business, not for resale, and that none of such selling shareholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the common shares. If the shares are to be sold by transferees of the selling shareholders under this prospectus and the shares are not sold pursuant to the “Plan of Distribution" in this prospectus, we must file a post-effective amendment to the registration statement that includes this prospectus or a prospectus supplement, amending the list of selling shareholders to include the transferee as a selling shareholder. Upon being notified by a selling shareholder that it intends to use an agent or principal to sell their shares, a post-effective amendment to the registration statement that includes this prospectus will be filed, naming the agent or principal as an underwriter and disclosing the compensation arrangement.

To our knowledge and except as noted below, none of the selling shareholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of shares described below.

	Shares Beneficially Owned Prior to the Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name	Number	Percent (1)		Number	Percent
Fort Mason Master, LP c/o Fort Mason Capital, LLC 580 California St., Suite 1925 San Francisco, CA 94104	1,252,134 (2), (3), (4)	6.3%	1,878,201 (5)	0	0%
Fort Mason Partners, LP c/o Fort Mason Capital, LLC 580 California St., Suite 1925 San Francisco, CA 94104	81,200 (3), (4), (6)	0.4%	121,800 (7)	0	0%
Freestone Capital Qualified Partners LP c/o Freestone Investments 1191 Second Avenue, Suite 2100 Seattle, WA 98101	240,000 (3), (8), (9)	1.2%	360,000 (10)	0	0%

Freestone Capital Partners LP c/o Freestone Investments 1191 Second Avenue, Suite 2100 Seattle, WA 98101	160,000 (3), (9), (11)	0.8%	240,000 (12)	0	0%

Investcorp Interlachen Multi-Strategy Master Fund Limited c/o Interlachen Capital Group LP 800 Nicollet Mall, Suite 2500 Minneapolis, MN 55402	1,000,000 (3), (13), (14)	5.0%	1,500,000 (15)	0	0%

Vision Opportunity Master Fund, Ltd. c/o Vision Capital Advisors, LLC 20 W. 55th Street, 5th Floor New York, NY 10019	566,667 (3), (16)	2.8%	850,001 (17)	0	0%

Merriman Curhan Ford & Co. (18) 600 California Street, 9th Floor San Francisco, CA 94108	0 (3), (19)	0%	167,000 (20)	0	0%

Total	3,300,001	16.5%	5,117,002 (21)	0	0%

______________

* Represents less than one percent (1%)

(1)           Shares beneficially owned prior to the offering is based on total outstanding shares of 19,934,424.

(2)           Does not include 626,067 common shares underlying warrants.

(3)           Unless waived by notice to the Company, which would not be effective until the 61st day after such notice is delivered, the number of shares beneficially owned is subject to certain provisions in the warrants which limit beneficial ownership to a maximum of 4.99% of our outstanding shares. If waived, the limit on beneficial ownership would be a maximum of 9.99% of our outstanding shares.

(4)           Fort Mason Capital, LLC, a Delaware limited liability company (“Fort Mason Capital”), serves as the investment manager of Fort Mason Master, LP and Fort Mason Partners, LP (together, the “Fort Mason Funds”) and possesses the sole power to vote and the sole power to direct the disposition of all securities of the Company held by the Fort Mason Funds, which, as of the date hereof, constitute an aggregate of 1,333,334 common shares and, without giving effect to the 4.99% or 9.99% limitation on beneficial ownership discussed in note (3) above, the right to acquire 666,667 shares upon exercise of warrants. Mr. Daniel German serves as the sole managing member of Fort Mason Capital. Fort Mason Capital and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.

(5)           Includes 626,067 common shares underlying warrants.

(6)           Does not include 40,600 common shares underlying warrants.

(7)           Includes 40,600 common shares underlying warrants.

(8)           Does not include 120,000 common shares underlying warrants.

(9)           Freestone Capital Management, Inc., a Washington corporation, serves as the investment manager of Freestone Capital Qualified Partners LP and Freestone Capital Partners LP (the “Freestone Funds”) and possesses the sole power to vote and the sole power to direct the disposition of all securities of the Company held by the Freestone Funds, which constitutes an aggregate of 400,000 common shares and, without giving effect to the 4.99% or 9.99% limitation on beneficial ownership, the right to acquire 200,000 shares upon exercise of warrants.

(10)          Includes 120,000 common shares underlying warrants.

(11)          Does not include 80,000 common shares underlying warrants.

(12)          Includes 80,000 common shares underlying warrants.

(13)          Does not include 500,000 common shares underlying warrants.

(14)          Interlachen Capital Group LP is the trading manager of Investcorp Interlachen Multi-Strategy Master Fund Limited and has voting and investment discretion over securities held by Investcorp Interlachen Multi-Strategy Master Fund Limited. Andrew Fraley, in his role as Chief Investment Officer of Interlachen Capital Group LP, has voting control and investment discretion over securities held by Investcorp Interlachen Multi-Strategy Master Fund Limited. Andrew Fraley disclaims beneficial ownership of the securities held by Investcorp Interlachen Multi-Strategy Master Fund Limited.

(15)          Includes 500,000 common shares underlying warrants.

(16)          Does not include 283,334 common shares underlying warrants.

(17)          Includes 283,334 common shares underlying warrants.

(18)          The placement agent for the transaction is Merriman Curhan Ford & Co., a publicly held securities broker-dealer and investment bank. Jonathan Merriman is the Chairman and CEO of Merriman Curhan Ford & Co. and has been a director of Leading Brands, Inc. since January 1999. As of March 30, 2007, as disclosed in Merriman Curhan Ford & Co.'s 2007 proxy statement, Mr. Merriman beneficially owned 13.3% of the voting securities of Merriman Curhan Ford & Co. Mr. Merriman also beneficially owns 260,792 common shares and 100,000 stock options, or 1.66%of the voting securities, of Leading Brands, Inc.

(19)          Does not include 167,000 common shares underlying warrants.

(20)          Includes 167,000 common shares underlying warrants.

(21)          Includes an aggregate of 1,817,001 common shares underlying warrants.

PLAN OF DISTRIBUTION

We are registering the common shares issued to the selling shareholders and issuable upon exercise of the warrants issued to the selling shareholders to permit the resale of these common shares by the holders of the common shares and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the common shares. We will bear all fees and expenses incident to our obligation to register the common shares.

The selling shareholders may sell all or a portion of the common shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The common shares may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

  broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

  through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the common shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging in positions they assume. The selling shareholders may also sell common shares short and if such short sale shall take place after the date that this Registration Statement is declared effective by the Commission, the selling shareholders may deliver common shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge common shares to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common shares made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the Securities and Exchange Commission.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the warrants or common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer or agents participating in the distribution of the common shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each selling stockholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common shares. Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the common shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states or provinces, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states or provinces, the common shares may not be sold unless such shares have been registered or qualified for sale in such state or province or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the common shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common shares by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares. All of the foregoing may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

We will pay all expenses of the registration of the common shares pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the selling shareholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

If this registration statement is first declared effective by the Commission within 100 days of August 9, 2007 and the selling shareholders do not waive this requirement, then the Company will prepare and file with the British Columbia Securities Commission a preliminary and final “shelf” prospectus prepared in accordance with the securities laws of the Province of British Columbia covering the resale of all of the common shares being registered pursuant to this registration statement.

The common shares are subject to restrictions on resales under the securities laws of the Province of British Columbia until four months and one day after August 9, 2007, and the holders shall not be entitled to effect resales of the common shares in Canada until December 10, 2007 even if a registration statement covering such resales becomes effective prior to that date, unless a discretionary order permitting the resale is granted by the British Columbia Securities Commission or such resale is qualified by a prospectus for which a receipt has been issued by the British Columbia Securities Commission. Moreover, certificates evidencing the securities bear the following Canadian restrictive legend in substantially the following form, until such time as it is not required:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE DECEMBER 10, 2007.

LEGAL MATTERS

The validity of the issuance of the common shares offered hereby will be passed upon for us by DuMoulin Black LLP, Vancouver, British Columbia, Canada.

EXPERTS

The financial statements incorporated by reference in this prospectus have been audited by BDO Dunwoody LLP, independent registered public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, pursuant to the applicable provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

We currently maintain directors’ and officers’ insurance as permitted under our articles.

We have not authorized any dealer, salesperson or other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in a jurisdiction where it is unlawful. The information in this prospectus is current as of the date hereof.

LEADING BRANDS, INC. 5,117,002 COMMON SHARES
PROSPECTUS